Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS

NTN Buzztime, Inc.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of NTN Buzztime, Inc.

January [ ], 2012

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by NTN Buzztime, Inc. ("we," "us," "our," or the "Company") of shares of common stock, pursuant to non-transferable subscription rights distributed to all stockholders of record of shares of our common stock, par value $0.005 per share, at 5:00 p.m., New York time, on January [ ], 2012 (the "Record Date"). The subscription rights and common stock are described in the prospectus dated January [ ], 2012 (the "Prospectus").

In the rights offering, the Company is offering an aggregate of 16,000,000 shares of common stock, as described in the Prospectus.

The subscription rights will expire, if not exercised prior to 5:00 p.m., New York time, on January [ ], 2012, unless extended (the "Expiration Time").

As described in the Prospectus, each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to one subscription right for each share of common stock owned by such beneficial owner at 5:00 p.m., New York time, on the Record Date. Each subscription right will allow the holder thereof to subscribe for [ ] shares of common stock (the "basic subscription privilege") at the cash price of $0.25 per share (the "subscription price"). For example, if a stockholder owned 100 shares of common stock as of 5:00 p.m., New York City time on the Record Date, it would receive 100 subscription rights and would have the right to purchase [ ] shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) for the subscription price.

If a stockholder purchases all of the shares of common stock available to it pursuant to its basic subscription privilege, it may also exercise an over-subscription privilege to purchase a portion of any shares of common stock that are not purchased by stockholders through the exercise of their basic subscription privileges (the "unsubscribed shares"), subject to the availability and pro rata allocation of the unsubscribed shares among all persons exercising this over-subscription privilege. To the extent the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges, then the unsubscribed shares will be prorated among those who properly exercised their over-subscription privilege based on the number of shares each person subscribed for under their basic subscription privilege. If this pro rata allocation results in any person receiving a greater number of unsubscribed shares than the person subscribed for pursuant to the exercise of his or her over-subscription privilege, then such person will be allocated only that number of unsubscribed shares for which he or she oversubscribed, and the remaining unsubscribed shares will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all unsubscribed shares have been allocated or all over-subscription privileges have been satisfied.

Each stockholder will be required to submit payment in full for all the shares it wishes to buy with its over-subscription privilege. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if a stockholder wishes to maximize the number of shares it may purchase pursuant to the stockholder’s over-subscription privilege, the stockholder will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to such stockholder (i.e., for the maximum number of shares of common stock available to the stockholder, assuming such stockholder fully exercises its basic subscription privilege and is allotted the full amount of the over-subscription privilege elected by such stockholder).

Fractional shares of common stock resulting from the exercise of the basic subscription privilege and over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

We can provide no assurances that each stockholder will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of such stockholder's over-subscription privilege in full at the expiration of the rights offering.  We will not be able to satisfy a stockholder’s exercise of the over-subscription privilege if all of the stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to a stockholder pursuant to the over-subscription privilege is less than the amount the stockholder actually paid in connection with the exercise of the over-subscription privilege, the stockholder will be allocated only the number of unsubscribed shares available to it as soon as practicable after the Expiration Time, and the stockholder’s excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount the stockholder actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to the stockholder pursuant to the over-subscription privilege, such stockholder will be allocated the number of unsubscribed shares for which it actually paid in connection with the over-subscription privilege. See "The Rights Offering—Subscription Privileges" of the Prospectus.

The subscription rights will be evidenced by a non-transferable rights certificate registered in the stockholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of common stock beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate rights certificate to contact the appropriate nominee as soon as possible and request that a separate rights certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by us or the subscription agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to the use of NTN Buzztime, Inc. Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of our common stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the subscription agent.

Your prompt action is requested. To exercise the subscription rights, as indicated in the Prospectus, you should deliver to the subscription agent the properly completed and signed rights certificate with payment of the subscription price in full for each share of common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege. The subscription agent must receive the rights certificate with payment of the subscription price prior to the Expiration Time. A subscription rights holder cannot revoke the exercise of its subscription rights, even if the rights offering is extended by our board of directors.

Additional copies of the enclosed materials may be obtained from the subscription agent by calling 1-855-627-5089 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very truly yours,

NTN Buzztime, Inc.